UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 31, 2004

CERIDIAN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-15168 (Commission File Number)	41-1981625 (I.R.S. Employer Identification No.)

3311 East Old Shakopee Road, Minneapolis, Minnesota 55425
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (952) 853-8100

           No Change
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05   Costs Associated with Exit or Disposal Activities.

On January 5, 2005, Ceridian Corporation (the “Company”) issued a press release announcing that it sold certain customer relationships and other assets associated with its SourceWeb payroll platform (the “SourceWeb Assets”) to RSM McGladrey Employer Services, Inc. (“RSM”). A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

On December 31, 2004, the Company entered into an Asset Purchase Agreement (“Purchase Agreement”) with RSM to sell the SourceWeb Assets. SourceWeb is a payroll platform within the Company’s small business division which is a part of the Company’s Human Resource Solutions business segment. Pursuant to the terms of the Purchase Agreement, the Company will provide certain transitional and third party services to RSM.

(a)

On December 31, 2004, a final determination to sell the SourceWeb Assets pursuant to the terms and conditions of the Purchase Agreement was made by senior management of the Company. This decision was made by senior management after obtaining the necessary delegation of authority from the Company’s Board of Directors to either continue to operate or to sell the SourceWeb Assets on December 17, 2004. The transaction to sell the SourceWeb Assets was completed on December 31, 2004.

(b)

The major costs which have been incurred as of December 31, 2004 in connection with the Purchase Agreement are: (i) approximately $10.2 million of asset impairment charges as described in Section 2.06 of this Current Report on Form 8-K and incorporated herein by reference; (ii) $20.6 million royalty obligation associated with the SourceWeb payroll platform that provides no future benefit to the Company; and (iii) approximately $0.2 million in employee severance costs. The $20.6 million royalty obligation will satisfy certain minimum software royalty payments to be paid through March 2008 to The Ultimate Software Group, Inc. (“Ultimate”).

The major cost expected to be incurred in connection with the Purchase Agreement is the payment of retention bonuses currently anticipated at approximately $0.4 million.

(c)

The total costs associated with the transactions contemplated by the Purchase Agreement are estimated to be approximately $31.4 million.

(d)

The amount of the charge taken on December 31, 2004 that will result in future cash expenditures is estimated to be approximately $20.6 million and $0.2 million relating to the satisfaction of the royalty obligations and employee severance obligations, respectively, as described in Item 2.05(b) above. In addition, the Company currently anticipates that future cash expenditures of approximately $0.4 million will be incurred in 2005 to satisfy anticipated retention bonus obligations described in Item 2.05(b) above.

Item 2.06   Material Impairments.

The information contained in Item 2.05 to this Current Report on Form 8-K is incorporated herein by reference.

(a)

Based upon an evaluation of the terms of the Purchase Agreement and in accordance with the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, on December 31, 2004, the Company’s senior management concluded that as a result of the sale of the SourceWeb Assets it would be necessary to record an impairment charge on the long-lived assets associated with the SourceWeb payroll platform, as the sales proceeds for the SourceWeb Assets are less than its net book value. The impaired assets consist of a purchased software license from Ultimate and capitalized software development costs related to the SourceWeb payroll platform.

(b)

The Company estimates the impairment charge to be approximately $10.2 million.

(c)

No portion of the impairment charge will result in future cash expenditures by the Company.

Item 8.01   Other Events.

On January 5, 2005, the Company issued a press release announcing that it sold the SourceWeb Assets to RSM. A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(c)	Exhibits

99.1	Ceridian Corporation News Release dated January 5, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERIDIAN CORPORATION
/s/ Gary M. Nelson
Gary M. Nelson
Executive Vice President, General Counsel and Corporate Secretary

Dated: January 5, 2005

INDEX TO EXHIBITS

Exhibit No.	Item	Method of Filing

99.1	Ceridian Corporation News Release dated January 5, 2005.	Filed electronically

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